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Exhibit 2.1

CERTIFICATE AMENDING ARTICLES OF INCORPORATION OF
Winq industries, Inc.

        The undersigned, being the President and Secretary of WINQ INDUSTRIES, INC., a Nevada Corporation, hereby certify that by majority vote of the Board of Directors and a majority vote of the stockholders of an Action by Written Consent, it was agreed that this CERTIFICATE AMENDING ARTICLES OF INCORPORATION be filed.

        The undersigned further certifies that the original Articles of Incorporation of WINQ INDUSTRIES, INC. were filed with the Secretary of State of Nevada on the 30th day of May, 1997. The undersigned further certifies that ARTICLE FIRST of the original Articles of Incorporation filed on the 30th day of May, 1997, herein is amended to read as follows:

ARTICLE FIRST
FIRST. The name shall be:
Micromedx, Inc.

        The undersigned hereby certify that they have on this 10th day of October, 2001, executed this Certificate Amending the original Article of Incorporation heretofore filed with the Secretary of State of Nevada.

Talal Chehab President
Talal Chehab Secretary

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  Exhibit 2.1
CERTIFICATE AMENDING ARTICLES OF INCORPORATION OF Winq industries, Inc.